Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Central Federal Corporation on Form S-8 (File Nos. 333-84817, 333-114025,  333-163102 and 333-207354), Form S-3 (File Nos. 333-216922, 333-221607, 333-110218, 333-124323 and 333-156564) and Form S-1/A (File No. 333-177434) of our report dated March 15, 2018, on our audits of the consolidated financial statements of Central Federal Corporation as of December 31, 2017 and 2016, and for each of the two years in the period ended December 31, 2017, which report is included in this Annual Report on Form 10-K.

/s/ BKD, LLP

BKD, LLP

Indianapolis, Indiana

March 15, 2018